EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Blue Dolphin RELEASES third QUARTER 2023 RESULTS

REPORTS NET INCOME OF $7.1 MILLION, OR $0.47 PER SHARE

Houston, November 15, 2023 / Issuer Direct / -- Blue Dolphin Energy Company (“Blue Dolphin”) (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced financial results for the quarter ended September 30, 2023.

Financial Highlights

•	Gross profit increased $1.2 million to $11.2 million from $10.0 million in the third quarter of 2023 compared to the third quarter of 2022.

•	Gross profit increased $0.1 million to $33.6 million from $33.5 million in the first nine months of 2023 compared to the same period in 2022.

•	Net income increased $0.7 million, or $0.04 per share, to $7.1 million, or $0.47 per share, from $6.4 million or $0.43 per share in the third quarter of 2023 compared to the third quarter of 2022.

“Blue Dolphin delivered a solid third quarter and is on track for having a strong year,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company. “We continue to focus on maintaining safe, reliable operations at the Nixon facility and improving our balance sheet through increased liquidity and debt restructuring,” he continued.

Results of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(in thousands)

Total revenue from operations	$102,554	$128,269	$288,093	$375,074
Total cost of goods sold	(91,388)	(118,234)	(254,533)	(341,620)

Gross profit	11,166	10,035	33,560	33,454

Total cost of operations	(2,219)	(1,788)	(6,198)	(4,903)

Income from operations	8,947	8,247	27,362	28,551

Total other expense	(1,543)	(1,730)	(4,492)	(4,990)

Income before income taxes	7,404	6,517	22,870	23,561
Income tax expense	(339)	(68)	(612)	(224)
Net income	$7,065	$6,449	$22,258	$23,337

Income per common share
Basic	$0.47	$0.43	$1.49	$1.69
Diluted	$0.47	$0.43	$1.49	$1.69

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About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light sweet-crude, 15,000-bpd crude distillation tower with more than 1.25 million bbls of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO”. For additional information, visit Blue Dolphin’s corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations that are based on management’s current expectations, estimates and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2022 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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